                                                Filed Pursuant to Rule 424(b)(2)
                                           Registration Statement No. 333-112274

PROSPECTUS SUPPLEMENT                                              April 7, 2005

(to prospectus dated February 26, 2004)

                                STATE OF ISRAEL
                                  $500,000,000
                  FIFTH LIBOR FLOATING RATE ISSUE DOLLAR BONDS
                             ---------------------
We will receive $470,000,000 of the proceeds from the sale of the bonds, after paying the underwriters' commission which will not exceed $30,000,000 and before expenses estimated at $85,000.

---------------------------------------------------------------------------------------------------
                                          TERMS OF BONDS
---------------------------------------------------------------------------------------------------
     --   MATURITY                                    --   MINIMUM SUBSCRIPTION PRICE
       Ten (10) years from the issue date.               $5,000 (you may buy subsequent bonds in
                                                   minimum denominations of $2,500).
                                                         IRAs (including Roth IRAs) may purchase
                                                  the bonds for a minimum subscription price of
                                                  $4,000 or $4,500 and may buy subsequent bonds in
                                                  minimum denominations of $2,500.
---------------------------------------------------------------------------------------------------
     --   INTEREST                                    --   ISSUE DATE
       Variable rate equal to the applicable             First day of the month following the month
six-month London Inter-Bank Offer Rate plus a      in which the fiscal agent accepts the
fixed number of basis points set forth on a        subscription.
sticker affixed to the cover page of this
prospectus and specified on the book-entry
statement or bond certificate.
       Interest is paid every June 1(st) and
December 1(st).
       If your subscription is received and
accepted before the 15(th) day of the month, the
first payment of interest accrues from the 15(th)
day of such month at the applicable rate for your
issue date; if your subscription is received and
accepted on or after the 15(th), the first
payment of interest accrues from your issue date
at the applicable rate for your issue date.
---------------------------------------------------------------------------------------------------
     --   LIMITATIONS                                 --   NO CERTIFICATE
                                                         We are issuing the bonds in book-entry
       You may not assign or transfer the bonds    form which means certificates will not be issued
except in certain special instances.              to evidence the bonds unless specifically
       We will only redeem bonds prior to         requested at the time of purchase.
maturity under limited circumstances, as
described in this prospectus. Redemptions will
generally be effected within sixty (60) days'
written notice of a redemption request.
---------------------------------------------------------------------------------------------------

    THIS OFFERING MAY HAVE A SPECIAL APPEAL TO PERSONS WITH AN INTEREST IN THE STATE OF ISRAEL RATHER THAN THE GENERAL PUBLIC. WE HAVE ISSUES OF NOTES AND BONDS OUTSTANDING WHICH MAY, ON ANY GIVEN DAY, PROVIDE A GREATER YIELD TO MATURITY THAN THE BONDS BEING OFFERED BY THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BONDS OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                       DEVELOPMENT CORPORATION FOR ISRAEL
             575 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022 -- 6195

                            DESCRIPTION OF THE BONDS

     We are offering $500,000,000 aggregate principal amount of ten (10) year interest-bearing dollar bonds. We may offer these bonds to any person or entity except banks. The bonds are direct and unconditional general obligations of the State of Israel. We pledge our full faith and credit for the due and punctual payment of principal and accrued interest, as well as for the due and timely performance of all of our obligations with respect to the bonds. The terms of the bonds are as follows:

     Price. You may buy each bond for a minimum subscription price of $5,000. An Individual Retirement Account, also known as an IRA (including Roth IRAs), may purchase a bond for a minimum subscription price of $4,000 or $4,500 and subsequent bonds in minimum denominations of $2,500. If you have purchased at least one bond for a minimum subscription price of $5,000 (or $4,000 or $4,500 in the case of an IRA) during the twelve month period immediately preceding the additional purchase, you may purchase additional bonds in minimum denominations of $2,500. Additional bonds must be registered in the same name as the bonds satisfying the minimum purchase requirement.

     Issue Date and Maturity. We will date each bond as of the first day of the month following the month in which we receive the subscription for the bond in a form acceptable to us and the subscription price is accepted by the Fiscal Agent. The bonds will become due and payable ten (10) years from the issue date.

     Interest Rate and Interest Determination Date. The initial interest rate is equal to the six (6) month London Inter-Bank Offer Rate ("LIBOR Rate") in effect on the initial interest determination date, plus a fixed number of basis points. The initial interest determination date is the bank day which is two (2) business days prior to the first business day of the month in which your subscription is received in a form acceptable to Israel and the subscription price is accepted. The initial interest rate will be set forth on a sticker affixed to the cover page of this prospectus and specified on the face of the note. The interest rate will be adjusted semi-annually in accordance with the LIBOR Rate in effect on the applicable interest determination date, which is the bank day which is two (2) business days prior to June (st) or December 1(st). The number of basis points over the LIBOR Rate for each note will be determined on the bank day which is two (2) business days prior to the first business day of the month in which we accept your subscription and will remain fixed until maturity.

     The LIBOR Rate is, with respect to the immediately following interest period, the rate (expressed as an annual percentage) for deposits in U.S. dollars for a six-month period that appears on Telerate, page 3750 (or the successor page thereto) as of 11:00 a.m. London time on the applicable interest determination date, rounded upwards to the next one-sixteenth (1/16) of one percent, if the quoted interest rate is not equivalent to one-sixteenth (1/16) of one percent.

     If the LIBOR Rate does not appear on Telerate, page 3750 as of 11:00 a.m. London time on the interest determination date, the LIBOR Rate shall be the arithmetic mean of the offered rates (expressed as an annual percentage) for deposits in U.S. dollars for a six (6) month period that appears on the Bloomberg LIBOR Page as of 11:00 a.m., London time, on the given interest determination date, rounded upwards to the next one-sixteenth (1/16) of one percent, if the quoted interest rate is not equivalent to one-sixteenth (1/16) of one percent.

     Interest Determination Dates. The interest determination dates are as follows:

     - The Initial Interest Period: If your subscription is received and accepted before the 15(th) day of the month, the first payment of interest accrues from the 15th day of the month in which we accept such subscription at the applicable rate for your issue date; if your subscription is received and accepted on or after the 15(th), the first payment of interest accrues from your issue date at the applicable rate for your issue date, until the June 1(st) or December 1(st) immediately following the issue date.

     - The Final Interest Period: This period commences on, and includes, the June 1(st) or December 1(st) immediately prior to the maturity date and ends on, but excludes, the maturity date.

     - The Remaining Interest Periods: Each remaining period is a six (6) month period commencing on June 1(st) or December 1(st) of each year.

     We will calculate interest for each of the above periods as a percentage of the annual percentage rate based on a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days per month.

     Interest and Maturity Payments. We will pay interest semi-annually on June 1(st) and December 1(st) and upon maturity. If either of June 1(st) or December 1(st) is a bank holiday, we will pay interest that has accrued through either of June 1(st) or December 1(st), as the case may be, on the next succeeding bank day, but interest that accrues from either of June 1(st) or December 1(st), as the case may be, to the date on which the interest is paid will be paid on the next interest payment date. Bonds do not earn or accrue interest after maturity.

     Bond Certificate. We are issuing the bonds in book entry form. Therefore, bond certificates will not be issued unless specifically requested by the purchaser at the time of purchase. Instead, the fiscal agent will mail to the purchaser and owner of each bond a confirmation that the owner has been listed in the bond register as the registered owner of the bond along with other pertinent information. We will forward all notices relating to the bonds to the registered owner(s). You may transfer a bond, if permitted, by notifying the fiscal agent in writing of the transfer along with appropriate transfer documents and any fee, paid by the transferor, required by the fiscal agent. The fiscal agent will then record the transfer in the bond register. We will only repurchase bonds upon presentation of appropriate transfer documents (and the bond certificate if one was issued) to the fiscal agent. Upon maturity of a book entry bond or a redemption of a book entry bond, the fiscal agent will automatically pay the principal amount of the book entry bond to the registered owner by mailing a check to the last address of the registered owner as listed in the bond register. Bond certificate holders must present the physical certificate to the fiscal agent to receive payment. You are responsible for the cost of replacing a bond certificate if it is lost, stolen or destroyed after you receive it.

     Limited Transferability. Due to the limited transferability of the bonds and the limited circumstances under which we will redeem the bonds (see "Description of the Bonds -- Early Redemption" and "-- Limited Transferability" below), bondholders may not be able to readily liquidate their investment prior to maturity.

     Fiscal Agent. The name and principal office of the fiscal agent is the Bank of New York, 101 Barclay Street, New York, New York, 10286, Attention:
Corporate Trust Administration. The telephone number is (212) 495-1784.

     The foregoing description of the material terms of the bonds is qualified by reference to the full terms of the bonds. Bonds offered and sold outside of the United States may be offered and sold in reliance on Regulation S or another applicable exemption from the registration requirements of the Securities Act of 1933, as amended. Such bonds have not been and will not be registered under the Securities Act. Accordingly, subject to certain exceptions, such bonds may not be offered, sold or delivered within the United States to United States persons.

PROSPECTUS                                                     February 26, 2004

                                STATE OF ISRAEL

                                     BONDS

                             ---------------------

     The State of Israel, which may be referred to in this prospectus as Israel or the State, may offer up to U.S.$3,000,000,000 aggregate principal or maturity amount of its bonds.

     Israel may offer the bonds from time to time as separate issues. Israel will provide a prospectus supplement describing the amounts, prices and terms of each issue of bonds it is offering. You should read this prospectus and any prospectus supplement carefully before you invest.

     Israel will sell the bonds through the Development Corporation for Israel, which we may refer to as DCI in this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT. ISRAEL HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. ISRAEL IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY PLACE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

--------------------------------------------------------------------------------
                       DEVELOPMENT CORPORATION FOR ISRAEL
              575 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022-6195

                               TABLE OF CONTENTS

Where You Can Find More Information About the State of        2
  Israel....................................................
Use of Proceeds.............................................  3
Description of the Bonds....................................  3
United States Taxation......................................  8
Plan of Distribution........................................  12
Official Statements.........................................  13
Validity of the Bonds.......................................  13
Debt Record.................................................  14
Jurisdiction; Consent to Service and Enforceability.........  14
Authorized Representative...................................  14

                      WHERE YOU CAN FIND MORE INFORMATION
                           ABOUT THE STATE OF ISRAEL

     Israel is not subject to the informational requirements of the Securities Exchange Act of 1934. Israel files annual reports with the Securities and Exchange Commission, or the SEC, on a voluntary basis. These reports and any amendments to these reports include certain financial, statistical and other information about Israel and may be accompanied by exhibits. Israel may also include exhibits to its annual reports and file amendments to its annual reports. You may read and copy any document Israel files with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Israel's SEC filings, including the Registration Statement of which this prospectus forms a part, are also available to the public from the SEC's website at http://www.sec.gov. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or logging on to www.sec.gov.

     The SEC allows Israel to "incorporate by reference" into this prospectus the information Israel files with it. This means that Israel can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Israel incorporates by reference the following documents:

     - its Annual Report on Form 18-K for the fiscal year ended December 31, 2002; and

     - all amendments to Israel's Annual Report on Form 18-K for the year ended December 31, 2002 filed prior to the date of this prospectus.

     Israel also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the bonds covered by this prospectus. Each time Israel files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

     You may download a free copy of these filings from the Internet site maintained by the Development Corporation for Israel at www.israelbonds.com, or request a free copy of these filings by writing to or telephoning Israel's Consul and Chief Fiscal Officer for the Western Hemisphere at the following address and number:

                              Ministry of Finance
                                State of Israel
                         800 Second Avenue, 17th Floor
                            New York, New York 10017
                           Telephone: (212) 499-5710
                           Facsimile: (212) 499-5715

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, Israel will use the net proceeds from the sale of the bonds offered hereby for general purposes of the State.

                            DESCRIPTION OF THE BONDS

     Israel will issue the bonds from time to time as separate issues. Each issue of bonds will be issued pursuant to a fiscal agency agreement between Israel and a fiscal agent, unless Israel acts as the fiscal agent with respect to any issue. If the terms or conditions described in the prospectus supplement for a particular issue of bonds differs from the terms and conditions described in this prospectus, you should rely on the terms and conditions described in the prospectus supplement.

     The following is a summary of certain terms of the bonds. Israel will describe the particular terms of any bonds in the prospectus supplement relating to those bonds. Those terms may include:

     - the name of the issue of the bonds;

     - the aggregate principal or maturity amount of the bonds;

     - the price of the bonds;

     - the minimum denomination of the bonds;

     - the issue date of the bonds;

     - the stated maturity date on which Israel agrees to repay the bonds;

     - the rate of interest the bonds will bear, if any, and if variable, the method by which the interest rate will be calculated;

     - the dates when any interest payments are scheduled to be made;

     - the date or dates from which interest will accrue;

     - whether and in what circumstances Israel may redeem the bonds before maturity;

     - whether physical certificates will be issued for the bonds or whether the bonds will be book-entry only;

     - the currency in which Israel may pay the bonds and any interest; and

     - any other terms of the bonds.

STATUS OF THE BONDS

     The bonds will be the direct, general and unconditional obligations of Israel. Israel will pledge its full faith and credit for the due and punctual payment of all principal, interest and maturity amounts, as well as for the due and timely performance of all of Israel's obligations with respect to the bonds.

RANKING OF BONDS

     The bonds of each series will rank equally with each other, without any preference among themselves. The payment obligations of Israel under the bonds will at all times rank at least equally with other payment obligations of Israel relating to unsecured, unsubordinated external indebtedness. For purposes of this paragraph, "external indebtedness" means any indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than the currency of Israel, and "indebtedness" means all obligations of Israel in respect of money borrowed and guarantees given by Israel in respect of money borrowed by others.

THE BONDS

     Issuance. The bonds will be issued only in registered form without coupons, and upon original subscription, in such minimum denominations as may be set forth in the applicable prospectus supplement. Subscription for the bonds will be made on approved forms appropriately completed and executed and accompanied by the subscription price. The subscription price may be paid in United States dollars or, if Israel so orders, in the currency of the country from which the subscription originated. A subscription is deemed accepted as of the date when the forms and purchase price are actually received in form acceptable to the fiscal agent and DCI. The bond will state the name of the owner, the subscription number and the issue date. Except for bonds issued in book-entry form, the fiscal agent will mail the bond to the owner.

     Bond Certificates. The bonds will be issuable to any person or entity. The name of that person or entity or his, her or its nominee will be inscribed on the face of the bonds. The bonds will be numbered and lettered in a manner that is satisfactory to Israel. The bonds will be executed on behalf of the State by its Prime Minister and its Minister of Finance and countersigned by an authorized officer of the fiscal agent, and may contain legends or recitals not inconsistent with the fiscal agency agreement as may be approved by the fiscal agent or as required by any securities exchange on which the bonds may be listed. Pending the preparation of definitive bonds, Israel may execute and issue temporary bonds or a nontransferable receipt in lieu of definitive bonds. The temporary bonds will be in substantially the same form as the definitive bonds, and may be exchanged for an equal amount of definitive bonds when the definitive bonds are prepared and ready for delivery upon the surrender of the temporary bonds at the office of the fiscal agent. A receipt issued in lieu of the bonds will indicate that the bond will be issued to the person named in the receipt in the specified denominations when the bond is available. Any exchange of temporary bonds for definitive bonds will be at no expense to the bond owner, except the payment of any stamp tax or other governmental charges. The bonds may be issued in book-entry form, which means bond certificates will not be issued to evidence the bonds. In the case of bonds issued in book-entry form, the prospectus supplement may provide that certificates will be issued if specifically requested at the time of purchase.

     Payment of Interest. Some bonds are interest-bearing. For interest-bearing bonds, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If the date of any payment, whether for interest, principal, maturity or redemption, is a Saturday, Sunday or other day on which the fiscal agent is authorized or required by law to be closed, payment will be made on the next business day, and no interest will accrue for the intervening period. Israel and the fiscal agent will treat the person or entity whose name is inscribed on the face of the bond as the absolute owner of the bond for all purposes, including receiving payment for the bond and interest payments, and neither Israel nor the fiscal agent will be affected by any notice to the contrary. Payments will be paid by check mailed to the bond owner at the address listed in the bond register. In the case of bonds issued in the name of more than one holder, payment may be made in the names of all such holders. A trustee or other legal representative will succeed to all rights of a non-individual bond owner that has dissolved or terminated. An executor, administrator or other legal representative of a bond owner who has died will succeed to all the rights of a deceased bond owner. If any interest is not punctually paid, Israel will notify the fiscal agent of the amount of defaulted interest proposed to be paid on each bond and the date of such payment. The fiscal agent will then notify the bond owners of the proposed payment, and pay bond owners the defaulted interest.

     Exchange and Split-up; Surrender of Bonds. There will be no exchange or split-ups of bonds issued in minimum denominations, unless otherwise ordered by Israel. All other exchanges or split-ups will be subject to reasonable regulations of the fiscal agent and Israel. The fiscal agent will cancel all bonds surrendered for transfer or exchange. The bond owner will pay all expenses, charges or taxes in connection with any exchange or split-up.

     Co-owners of Bonds; Bonds Held by Minors. Israel or the fiscal agent may require the signature of all bondholders in the case of the surrender of bonds issued in the names of more than one holder. Upon the surrender of a bond issued in the name of a minor, or a minor together with another person, Israel or the fiscal agent may act with respect to the minor upon the signature of the minor's legal guardian, or if there is no legal guardian, upon the signature of the parent or head of household of the minor, provided that the parent or head of household executes any other documents required by Israel or the fiscal agent.

     Lost, Stolen or Mutilated Bonds. If a bond is mutilated, lost, stolen or destroyed, then Israel may issue a new bond upon the production of such mutilated bond or upon evidence satisfactory to it and the fiscal agent. If the bond was about to mature, Israel may pay for it without issuing a new bond. The newly issued bond will constitute the original contractual obligation of Israel, regardless of whether any person or entity tries to enforce the old bond. The bond owner will bear all expenses in connection with delivery of a new bond, except with respect to a bond mutilated, destroyed, stolen or lost prior to its delivery to the bond owner, for which Israel and the fiscal agent have received satisfactory evidence.

EARLY REDEMPTION

     Upon not more than sixty (60) days written notice and surrender of the bond, a written instrument of transfer and other necessary legal documents required by Israel or the fiscal agent, the fiscal agent will repurchase bonds at the option of the owner(s) prior to maturity only under the following circumstances:

          (a) upon the death of the registered owner of the bond or, if there is more than one registered owner of the bond, upon the death of the last surviving registered owner. However, Israel is not required to purchase upon death if the bond is owned by a transferee or assignee;

          (b) upon the death of any person owning the bond through an IRA, Roth IRA, Keogh Plan, or H.R. 10 Plan. However, Israel is not required to purchase bonds on death as set forth in clause (a) above and this clause
     (b) if, in Israel's opinion, a material number of these persons died as a result of war, epidemic, catastrophe of nature or other disaster;

          (c) upon the termination of an Employee Benefit Plan which owned the bond, unless in the case of an IRA, Roth IRA, Keogh or H.R. 10 Plan, the bond is transferred to another IRA, Roth IRA, Keogh or H.R. 10 Plan in a "rollover" transaction as the term is defined in Section 402 of the Internal Revenue Code within the time limit prescribed for such "rollovers".

     For purposes of this offering, "Employee Benefit Plan" means:

     - any employee benefit plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, or any comparable legislation in effect at the time of determination; or

     - any Individual Retirement Account, Roth Individual Retirement Account, Keogh or H.R. 10 Plan, and any Registered Retirement Savings Plan, or any treasury, strike or other fund established or maintained by an employee organization.

     An "Individual Retirement Account" or "IRA" is an individual retirement, tax-deferred plan established by an employee under Section 408 of the Internal Revenue Code or any comparable legislation in effect at the time of determination. A "Roth IRA" is an individual retirement account in which earnings accumulate tax-free and from which qualified distributions are tax-free that meets the definition of "Roth IRA" in Section 408A(b) of the Internal Revenue Code. A "Keogh Plan" or an "H.R. 10 Plan" is a retirement plan established by a self-employed person that satisfies or is intended by its terms to satisfy the applicable requirements of the Internal Revenue Code. A "Registered Retirement Savings Plan" or "RRSP" is a retirement savings plan registered under the Income Tax Act (Canada), in respect of which the owner of the bond or the owner's spouse is the annuitant.

     If the bonds are surrendered along with an order of Israel or DCI stating that (i) the bond owner is deceased; (ii) the bond owner was not a citizen of the United States; (iii) the bond owner resided outside of the United States at the time of his or her death; and (iv) the bonds were physically located outside the United States at the time of his or her death (along with an affidavit to that effect), and the order instructs the fiscal agent to pay the repurchase price to the executor, administrator, legal representative or the heirs or next of kin of the deceased owner, the fiscal agent will pay the repurchase price as so ordered. The bond owner will not be charged for any expenses other than stamp taxes or other government expenses in regards to any of the above repurchases.

     The bonds are subject to redemption at any time at the option of Israel, in accordance with the terms set forth in the prospectus supplement. The bonds are redeemable as a whole or in part. If the bonds are redeemed in part, selection of the bonds will be at Israel's discretion; however, the bonds will be redeemed in one or more groups, where each group of bonds will consist of all bonds of the same issue bearing the same issue date. If interest-bearing bonds are to be redeemed, then partial redemption can be made only on an interest payment date. No bonds of any issue can be redeemed at the option of Israel unless the bonds of such issue having a prior issue date are or have been called for redemption. A notice of redemption will be mailed to all bond owners by the fiscal agent between thirty (30) and sixty (60) days prior to the redemption date. The notice will set forth:

     - the redemption date;

     - whether all bonds or a group of bonds are to be redeemed;

     - the redemption price;

     - that on the redemption date no owner of bonds called for redemption is entitled to more than the redemption price, and that the redemption price is due and payable on the redemption date; and

     - the place where the bonds are to be redeemed.

     Whether the bonds are repurchased at the option of the bond owner or redeemed at the option of the State, Israel will repurchase interest-bearing bonds for a purchase price equal to the principal amount of the bond together with interim interest accrued and unpaid to the repurchase date. Israel will repurchase non-interest-bearing bonds for a purchase price equal to the price at which the bond is deemed issued pursuant to Section 1273 of the Internal Revenue Code, as adjusted as of the repurchase date pursuant to the provisions of
Section 1272 of the Internal Revenue Code.

     If the redemption price is not paid on the surrender of any bond, then interest-bearing bonds will continue to be payable at the rate prescribed for such bonds, and non-interest-bearing bonds will continue to be payable at their maturity amount on their maturity date. Israel will not be required to issue or register the transfer or exchange of any bond during the period beginning with the fifteenth (15th) business day prior to the date of the mailing of a notice of redemption through the end of the date of the mailing. Israel will also not be required to register the transfer or exchange of any bond selected for redemption in whole or in part, except for the unredeemed portion of the bonds being redeemed in part. No general redemption has ever been made on a prior issue. No sinking fund is required to be established under the terms of the fiscal agency agreement or the bonds.

LIMITED TRANSFERABILITY

     You may not transfer or assign the bonds except that, subject to the terms and conditions of the fiscal agency agreement or the bonds, the bonds shall be transferable to:

     - the State of Israel;

     - the Development Corporation for Israel;

     - any religious, charitable, literary, scientific or educational organization contributions that are deductible for income or similar tax purposes under the Internal Revenue Code, or under the laws of the country in which the organization is located, provided that transfers to such tax exempt organizations may be made only by donation, without compensation to you;

     - the owner's spouse, children, grandchildren, siblings, parents or grandparents;

     - upon the death of the owner, to the person or persons entitled thereto in accordance with the owner's testamentary disposition and/or the applicable laws of descent and distribution; or

     - any person within or without Israel who shall have been designated by Israel as a permissible transferee of the bonds.

     The bond owner will not be charged for any expenses other than stamp taxes or other government expenses with regard to the transfer of bonds to Israel or DCI, or upon the death of the bond owner. The bond owner will be responsible for all charges, expenses and taxes with regard to any other of the above transfers.

     Israel may provide for the further transferability and assignability of the bonds. To transfer or assign a bond as described above, the bond owner must surrender the bond to the fiscal agent, together with a written instrument of transfer and any other documents required by Israel or the fiscal agent.

                             UNITED STATES TAXATION

IN GENERAL

     The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of a bond is based upon the advice of Arnold & Porter LLP, special United States counsel to the State of Israel. It deals only with bonds held as capital assets by their initial purchasers. This summary does not discuss all of the tax consequences that may be relevant to a particular holder in light of the holder's circumstances or to holders subject to special rules, such as:

     - dealers in securities or currencies,

     - banks, life insurance companies and tax-exempt organizations,

     - persons subject to the alternative minimum tax,

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     - persons who hold bonds as part of a hedging transaction or a position in a straddle, conversion or other integrated transaction, and

     - persons whose functional currency is not the United States dollar.

     This summary does not address tax consequences under the laws of any state, locality or foreign jurisdiction, including Israel. Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date of this prospectus. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those discussed below. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF BONDS IN LIGHT OF YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTIONS.

     Certain of the bonds may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable pricing supplement. Bonds containing such special features may be subject to special rules that differ from the general rules discussed below. Purchasers of bonds with such special features should examine carefully the applicable prospectus supplement and should consult their own tax advisors with respect to those bonds, since the United States federal income tax consequences with respect to those features will depend, in part, on the particular terms and features of the bonds described in that prospectus supplement.

TAXATION OF UNITED STATES BONDHOLDERS

     United States Bondholders Defined. As used herein, the term "United States Bondholder" means a holder of a bond that is:

     - an individual who, for United States federal income tax purposes, is treated as a citizen or resident of the United States,

     - a corporation, partnership or other entity created in or under the laws of the United States or any state thereof,

     - an estate the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of the Internal Revenue Code of 1986, as amended) have the authority to control all substantial decisions of the trust, or (ii) it was in existence on August 20, 1996, on and before which date it was properly treated as a "United States person" under United States federal tax law as then in effect, and it validly elected to continue to be so treated.

     Interest Payments. Interest on a bond that pays exclusively fixed (or, in certain cases, variable) interest at least annually ("qualified stated interest") generally will be taxable to a United States Bondholder as ordinary interest income at the time that interest accrues or is received (in accordance
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with the United States Bondholder's method of accounting for United States federal tax purposes). Qualified stated interest on a bond will be treated as foreign source income for United States federal income tax purposes, but with certain exceptions will be treated separately, together with other items of "passive income" or "financial services income," for purposes of computing the foreign tax credit allowable under the United States federal income tax laws.

     Discount on Bonds. A bond that does not pay interest, or pays some interest that is not qualified stated interest (an "OID Bond"), generally will be treated for United States federal income tax purposes as issued with original issue discount ("OID"). A United States Bondholder must include in gross income amounts of OID on an OID Bond as ordinary interest income on an accrual basis under a "constant yield to maturity" method as described below (whether that United States Bondholder is a cash or accrual basis taxpayer). Generally, OID must be included in income in advance of the receipt of cash representing such income.

     The total amount of OID on any OID Bond will equal the excess of the bond's "stated redemption price at maturity" over its "issue price." The stated redemption price at maturity equals the sum of all payments due under the OID Bond, other than any payments of qualified stated interest. The issue price will generally equal the initial public offering price at which a substantial number of bonds are issued in a given offering.

     The amount of OID on an OID Bond that a United States Bondholder must include in income during a taxable year is the sum of the "daily portions" of OID for that bond. The daily portions are determined by allocating to each day in an "accrual period" (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the "adjusted issue price" of the bond at the beginning of the accrual period and its yield to maturity. The adjusted issue price of a bond is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID Bond are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

     A UNITED STATES BONDHOLDER GENERALLY MAY MAKE AN IRREVOCABLE ELECTION TO INCLUDE IN ITS INCOME ITS ENTIRE RETURN ON AN OID BOND (INCLUDING PAYMENTS OF QUALIFIED STATED INTEREST) UNDER THE CONSTANT YIELD METHOD APPLICABLE TO OID.

     Any OID included in a United States Bondholder's income will constitute foreign source income, and generally will be "passive" or "financial services" income for United States foreign tax credit purposes.

     Premium on Bonds. If a bond's issue price exceeds its principal amount, a United States Bondholder may elect to amortize that premium over the term of the bond, generally reducing the United States Bondholder's taxable income and basis in the bond for a given year by the amount of premium properly allocated to that year. The election applies to all debt instruments issued at a premium and held by the United States Bondholder as of the beginning of the year in which the election is made or acquired thereafter, unless the United States tax authorities consent to a revocation of the election. If no election is made, or if an election has been made but some premium remains unamortized, the premium or remaining portion thereof will reduce the capital gain, or

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increase the capital loss, recognized by the United States Bondholder upon the sale, disposition or maturity of the bond.

     Disposition of the Bonds. A United States Bondholder generally will recognize gain or loss on the sale or retirement of a bond equal to the difference between the amount realized on the sale or retirement and the tax basis of the bond. A United States Bondholder's tax basis in a bond generally will be the purchase price of the bond (plus any OID previously included in the United States Bondholder's income, and less any early principal payments). Except to the extent attributable to accrued but unpaid interest or OID, gain or loss recognized on the sale or retirement of a bond will be capital gain or loss. That gain or loss will be long-term capital gain or loss if the bond was held for more than one year. Under current law, net capital gains of individuals may be taxed at lower rates than most items of ordinary income. Limitations apply to the ability of United States Bondholders to offset capital losses against ordinary income. Any gain or loss recognized by a United States Bondholder on the sale or retirement of a bond generally will constitute income from, or loss allocable to, sources within the United States for United States federal income tax purposes.

TAXATION OF NON-UNITED STATES BONDHOLDERS

     Under United States federal income tax law as currently in effect, and subject to the discussion of backup withholding below, a bondholder that is not a United States Bondholder (a "Non-United States Bondholder") will not be subject to United States federal income tax, including withholding tax, on payments of interest on the bonds unless:

     - the holder of the bonds is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code; or

     - the holder of the bonds has an office or other fixed place of business in the United States to which the interest is attributable and the interest either: (i) is derived in the active conduct of a banking, financing or similar business within the United States or (ii) is received by a corporation the principal business of which is trading stocks or securities for its own account.

     Subject to the discussion of backup withholding below, a Non-United States Bondholder will not be subject to United States federal income tax on any gain realized on the sale or retirement of a bond, unless:

     - the gain is effectively connected with the conduct by the holder of a trade or business within the United States; or

     - in the case of a Non-United States Bondholder who is an individual, that holder is present in the United States for a total of 183 days or more during the taxable year in which that gain is realized and either: (i) the gain is attributable to an office or fixed place of business maintained in the United States by that holder or (ii) the holder has a tax home in the United States.

     The bonds will be deemed to be situated outside the United States for purposes of United States federal estate tax and thus will not be includible in the gross estate for purposes of that tax in the case of a nonresident alien individual as to the United States who was not a citizen of the United States at the time of the individual's death.

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INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, except when Israel acts as fiscal agent with respect to a particular issue, information reporting requirements will apply to payments within the United States to non-corporate United States Bondholders of interest on a bond and, under certain circumstances, to the proceeds of the sale of a bond. Except when Israel acts as fiscal agent with respect to a particular issue, backup withholding will apply to those payments if the United States Bondholder (i) fails to provide an accurate taxpayer identification number (on an Internal Revenue Service ("IRS") Form W-9 or substantially similar form),
(ii) has failed to report all interest and dividends required to be shown on its federal income tax return or (iii) fails to certify, when required, that it is not subject to backup withholding.

     Non-United States Bondholders who provide the requisite certification (on an IRS Form W-8BEN or substantially similar form) are generally exempt from these withholding and reporting requirements, provided the payor does not have actual knowledge that the holder is a United States person. The proceeds of a disposition of a bond through a United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-United States Bondholder certifies that it is a Non-United States Bondholder under penalties of perjury or otherwise establishes that it qualifies for an exemption. Information reporting (but not backup withholding) will apply to a Non-United States Bondholder who sells a bond through:

     - a non-United States branch of a United States broker; or

     - a non-United States office of a broker that is a controlled foreign corporation for United States purposes, that is a person 50% or more of whose income is effectively connected with a United States trade or business for a specified period, or that is a foreign partnership with certain connections with the United States, in either case unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against the holder's United States federal income tax liability if the required information is properly furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Israel has entered into an Underwriting Agreement with Development Corporation for Israel. The principal terms of the Underwriting Agreement with DCI are as follows:

     - DCI is the sole and exclusive underwriter of the bonds in the United States and has agreed to use its best efforts to sell the bonds.

     - DCI will receive a commission at a rate to be determined from time to time by Israel and DCI. The amount of the fee will not exceed 6% of the purchase price of the bonds sold.

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     - DCI will pay all fees and expenses to brokers or dealers who assist in the sale of the bonds. DCI may allow reasonable concessions on commissions to brokers and dealers who are regularly engaged in the securities business.

     - DCI will use its best efforts to sell as many of the bonds as it can; however, there is no assurance that all the bonds will be sold.

     Israel will pay all charges, expenses and fees in connection with the issuance of the bonds, the registration of the bonds under the applicable federal and securities laws, the preparation, printing, authentication, delivery, publication and distribution of prospectuses, newspaper prospectuses, advertising, literature, collection of subscriptions, public presentations, maintenance of complete and accurate records of all bond transactions, official visits of State representatives, any payments to the fiscal agent pursuant to any fiscal agency agreement or in conformity with its provisions, all taxes and stamps required in connection with the sale of the bonds, and all payments to be made to DCI employees' pension funds.

     This prospectus and the prospectus supplement relating to a particular issue of bonds may also be available in electronic format on the Internet website maintained by DCI at www.israelbonds.com. Customer Information Forms and Investment Forms will also be available to print from the DCI website. Customer Information Forms and Investment Forms must be printed, completed and returned to DCI, and may not be submitted electronically. Other than this prospectus, and the prospectus supplement relating to a particular issue, any information on the website is not part of the prospectus, has not been approved or endorsed by Israel or DCI and should not be relied upon by investors.

                              OFFICIAL STATEMENTS

     Information included herein and in the Registration Statement which is identified as being derived from a publication of Israel or one of its agencies or instrumentalities or the Bank of Israel is included on the authority of such publication as a public official document of Israel or the Bank of Israel. All other information herein and in the Registration Statement is included as a public official statement made on the authority of the Director General of the Ministry of Finance of Israel, in his official capacity.

                             VALIDITY OF THE BONDS

     The validity of the bonds will be passed upon for Israel by Arnold & Porter LLP, New York, New York and Washington, D.C., United States counsel to the State of Israel, and by the Legal Advisor to the Ministry of Finance of the State of Israel. As to all matters of Israeli law, Arnold & Porter LLP may rely on the opinion of the Legal Advisor to the Ministry of Finance. All statements with respect to matters of Israeli law in this prospectus have been passed upon by the Legal Advisor to the Ministry of Finance and are made upon her authority.

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                                  DEBT RECORD

     Israel has never defaulted on the payment of principal, maturity amount or interest on any of its internal or external indebtedness.

              JURISDICTION; CONSENT TO SERVICE AND ENFORCEABILITY

     The State of Israel is a foreign sovereign government. Consequently, it may be difficult to sue Israel or to collect upon a judgment against Israel. Israel will irrevocably agree not to assert any defense based on immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the bonds which may be instituted by the owner of any bonds of any issue in any federal court in the Southern District of New York, any state court in the City of New York or in any competent court in Israel.

     Israel has appointed the Chief Fiscal Officer for the Western Hemisphere of the Ministry of Finance of the Government of Israel in New York, New York, as its authorized agent upon whom process may be served. This appointment is limited to any action arising out of or based on the bonds that the owner of any bonds may institute in any federal court in the Southern District of New York or any state court in the City of New York. The appointment will be irrevocable until Israel pays all amounts due or to become due on or in respect of all the bonds issuable under the fiscal agency agreement. If for any reason the authorized agent ceases to be able to act as Israel's authorized agent or no longer has an address in New York, Israel will appoint another person in New York as its authorized agent.

     The Chief Fiscal Officer for the Western Hemisphere is not the agent for service for actions under the United States federal securities laws or state securities laws and Israel's waiver of immunity does not extend to such actions. Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions. Under the laws of Israel, assets of Israel are immune from any form of execution.

                           AUTHORIZED REPRESENTATIVE

     The Authorized Representative of the State of Israel in the United States of America is the Consul and Chief Fiscal Officer for the Western Hemisphere, Ministry of Finance of the State of Israel, whose address is 800 Second Avenue, 17th Floor, New York, New York 10017.

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